Exhibit 10.128

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the "Agreement") is made and entered into by and between VIRAL GENETICS, INC., a Delaware corporation (the "Company"), and Dr. Eric S. Rosenberg, an individual residing in the city of Milton, MA ("Consultant") effective this 1st day of July, 2006.

(the "Parties")

WHEREAS the Company is an early-stage business engaged in the development of certain technologies, investigational drugs, pharmaceutical products, and medical knowledge ("Technology"); and

WHEREAS Consultant has experience, knowledge, contacts, and skills which are beneficial to the development of the Company and its areas of focus; and

WHEREAS the Company wishes to engage Consultant and to define the nature of the relationship, to protect certain confidential information owned or possessed by the Company, and to establish certain other representations, warranties and covenants.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows.

1) Non-Exclusive Engagement of Consultant; Term. The Company hereby engages Consultant as its nonexclusive provider of the consulting services described in this Agreement, for a term (the "Term"), which will commence on the date of this Agreement and end June 30, 2008.

2) Consultant Services. On the terms and conditions set forth in this Agreement, Consultant will provide the following services to the Company as directed by the Company (the "Services"):

a)	Consultant agrees to appointment as Chairman of the Scientific and Medical Advisory Board of the Company ("SAB"). Consultant has read, understood, and accepted the SAB Charter, attached hereto as Exhibit A;
b)	Consultant will advise and assist the Company with the worldwide development, evaluation, analysis, testing, research, and study of its Technology;
c)	Consultant shall advise and assist the Company with respect to the authorship, presentation and publication of reports, results, analyses, studies and other scientific and medical activities of the Company, in recognized peer-reviewed literature or industry conferences, as mutually agreed to. To this end, Consultant shall, with reasonable notice, be available for personal appearances on behalf of the Company from time to time at medical and scientific conferences where the fact of and nature of such an appearance would not reasonably affect the perception of Consultant's independence and scientific objectivity; review, edit and provide comment on any manuscripts or abstracts relating to the Technology, whether authored by the Company or not;
d)	Consultant will advise and assist the Company on other medical issues with respect to the Company's products and drug candidates;
e)	Consultant will advise and assist the Company on increasing the depth, effectiveness, and visibility of the SAB. To this end, Consultant shall identify and recruit a team of four to eight immunologists, virologists, statisticians, clinical trials experts, and/or such other experts as Consultant deems necessary to effectively carry out the duties of the SAB. Such candidates shall be subject to the approval of the Company, taking into consideration such matters as potential conflicts of interest;

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f)	Consultant shall from time to time and as requested present the conclusions and recommendations of the SAB to the board of directors of the Company and be available to respond to questions from board members. In connection with this, Consultant may be asked to attend board meetings, whether by teleconference or in person, the latter at the Company's expense, solely in the capacity as a non-voting observer; and
g)	Consultant will assist and advise the Company in other areas in which Consultant has expertise as reasonably requested from time to time by the Company.

Services shall not (i) involve any use of the facilities, space, materials or other resources of The General Hospital Corporation d/b/a Massachusetts General Hospital ("Hospital"), including resources provided in-kind by outside sources (provided that use alone by the Consultant of the Consultant's office space and word processor shall not be considered a prohibited use of such Hospital resources), or (ii) use direct or indirect financial support from Hospital, including funding from any outside source awarded to or administered by Hospital. In the event that the Services overlap with a field in which the Consultant is performing research at Hospital sponsored by a third party for-profit entity, this Agreement will not be effective with respect to such overlapping services unless and until it is approved by the Hospital Office of Corporate Sponsored Research and Licensing in consultation with such third party. Consultant shall spend no more than five (5) business days in performing Services for Company hereunder but may spend any amount of time during weekends, after business hours, or on holidays in the performance of the Services, as mutually agreed to by Consultant and the Company. As used in each instance in this Agreement, the term "Services" shall mean the Services as defined and expressly limited in this Section 2. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be construed to restrict or limit the duties Consultant is performing or may perform in the course of, or incidental to, Consultant's appointment at Hospital, including but not limited to research sponsored by a third party commercial entity, nor shall anything in this Agreement be construed to restrict or limit Consultant's right to serve as an advisor to any hospital, or to any governmental or not-for-profit organization.

3) Method of Providing Services. It is understood that the Company will not control the manner nor prescribe the method by which the Services under this Agreement are to be performed by Consultant. Consultant shall be available for a teleconference meeting with the management of the Company at least once per month during the Term. Consultant will perform Services, and may communicate with the Company's management and other parties, through personal meetings, correspondence, telephone or video conferences, and such other methods, and at such times, as mutually determined, subject to the reasonable convenience of the parties. Unless requested otherwise by the Company, Consultant shall communicate with the Company's management through the Company's President. Acting in good faith and consistent with ordinary business practices with respect to advisory relationships, Consultant shall devote a reasonable amount of time per month to the provision of the Services described herein.

4) Performance. Consultant agrees to at all times faithfully, industriously, and to the reasonable best of his abilities, experience, and talents, perform all of the Services that may be required of and from them pursuant to the express and explicit terms hereof.

5) Independence of Parties. Nothing contained in this Agreement shall constitute either party as an employee, partner, co-venturer or agent of the other, it being intended that each shall act as an independent contractor with respect to the other. Consultant is not authorized to speak on behalf of the Company or bind it in any manner Consultant's role is exclusively advisory in nature.

6) Compensation.

a)	Fees. For and in consideration of the agreement of Consultant to enter into and perform under this Agreement, the Company shall pay to Consultant $45,000 per annum, payable monthly in increments of $3,750.

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b)	Options. For and in consideration of the agreement of Consultant to enter into this Agreement and as a long-term incentive for the Consultant to use their best efforts in pursuit of the Company's business, the Company shall grant to Consultant an option of similar tenor to that attached hereto as Exhibit B (the "Option"), provided that the conditions of Section 8(a) are met. Upon the one-year anniversary of this Agreement, the Company shall grant to Consultant an option of similar tenor to that attached hereto as Exhibit B except that the exercise price shall be the closing price of the Company's common stock as reported on that day.
c)	Benefits, Other Consideration. No benefits, vacation pay, or other consideration or remuneration of any kind shall be owed to Consultant by the Company, unless specifically referenced herein. Expenses incurred in Consultant's provision of the Services shall be reimbursed by the Company provided that they are pre-approved in writing by the Company. The Company shall pay for the cost of regular meetings of the SAB, including meeting room rental and meals, and any travel expenses beyond $100.
d)	Reimbursement of Expenses. The Company shall reimburse all of the reasonable legal fees and expenses incurred by the Consultant in the negotiation and completion of this Agreement and the arrangements contemplated hereunder. The Company shall also reimburse all of the reasonable legal fees and expenses incurred by the Consultant in the review, negotiation, and finalization of any document or press release which uses Consultant's name. Any such expenses in excess of $500 shall require the prior, written authorization of the Company.

7) Company Representations and Warranties. The Company hereby represents and warrants, knowing that Consultant is relying thereon, that:

a)	The Company is duly organized, validly existing and in good standing under the laws of the state of Delaware. The Company is qualified to do business as a foreign corporation in each state in which its business requires it to be so qualified.
b)	Upon receipt of the full exercise price, where applicable, all Shares issued to Consultant under the Option will be duly and validly issued, fully paid and non-assessable, and will be delivered free and clear of any liens, claims or encumbrances, except for restrictions imposed by reference to the registration requirements of the Securities Act of 1933.
c)	The Company represents that the information concerning the Company and its business, as furnished and to be furnished to Consultant in writing, will be complete and correct in all material respects and will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. The Company will notify Consultant promptly concerning any statement which is not accurate or which is or has become incomplete or misleading in any material respect. The Company understands that Consultant is and will be relying on the continuing accuracy of such information in carrying out its functions under this Agreement.

8) Consultant Representations. Consultant hereby represents, knowing that the Company is relying thereon, that:

a)	Consultant is an Accredited Investor, as that term is defined in Regulation D in the Securities Act, 1933, and Consultant has completed the attached Exhibit C, or lieu of this, Consultant agrees that the Option shall only be issued immediately upon the availability of an appropriate exemption from registration or an effective registration statement;
b)	Consultant has not in the past, nor will he in the future engage in any activity contrary to the securities laws of any jurisdiction including, without limitation, those of the United States of America; and
c)	Consultant has read and accepted the Viral Genetics Intellectual Property Agreement, attached hereto as Exhibit D, which is part of this Agreement and the provisions of which shall survive the expiration or earlier termination of this Agreement in strict accordance with the time periods as described therein.

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9) Stock Certificates. All Shares delivered to Consultant pursuant to exercise of the Option shall bear a restrictive legend in the form normally used by the Company for the issuance of restricted shares, and shall be deemed restricted securities under SEC Rule 144.

10) Changes to Common Stock. In the event that the Company shall undertake a recapitalization, reverse stock split, forward stock split, reclassification, or other change to its common stock (a "Change in Common Stock Properties"), the quantity of Shares which may be acquired through exercise of any delivered but unexercised Options or undelivered Options, and the exercise price payable thereto shall be increased or decreased proportionately, in accordance with the terms of said Change in Common Stock Properties.

11) Extension and Renewal. The Term may be extended or renewed, and this Agreement may be amended, only by the written agreement of the parties.

12) Indemnification.

a)	The Company hereby indemnifies and defends the Consultant and each of his executors, heirs, assigns, and representatives, as applicable, (each, an "Indemnitee") against, and holds each Indemnitee harmless from, any loss, liability, obligation, deficiency, damage or expense including, without limitation, interest, penalties, reasonable attorneys' fees and disbursements (collectively, "Damages"), that any Indemnitee may suffer or incur based upon, arising out of, relating to or in connection with (whether or not in connection with any third party claim):
i)	any breach of any representation or warranty made by the Company contained in this Agreement;
ii)	the failure of the Company to perform or to comply with any covenant or condition required to be performed or complied with in accordance with this Agreement; and
iii)	the good faith performance of the Services.
b)	Indemnification Procedures for Third Party Claims.
i)	Promptly after notice to an Indemnitee of any claim or the commencement of any action or proceeding, including any actions or proceedings by a third party (hereafter referred to as "Proceeding" or "Proceedings"), involving any Damage referred to in this Section, such Indemnitee shall, if a claim for indemnification in respect thereof is to be made against an Indemnitee pursuant to this Section, give written notice to the Company, setting forth in reasonable detail the nature thereof and the basis upon which such party seeks indemnification hereunder; provided, however, that the failure of any Indemnitee to give such notice shall not relieve the Company of its obligations hereunder, except to the extent that the Company is actually prejudiced by the failure to give such notice.
ii)	In the case of any Proceeding by a third party against an Indemnitee, the Company shall, upon notice as provided above, assume the defense thereof, with counsel reasonably satisfactory to the Indemnitee, and, after notice from the Company to the Indemnitee of its assumption of the defense thereof, the Company shall not be liable to such Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof (but the Indemnitee shall have the right, but not the obligation, to participate at its own cost and expense in such defense by counsel of its own choice) or for any amounts paid or foregone by the Indemnitee as a result of any settlement or compromise thereof that is effected by the Indemnitee (without the written consent of the Company).

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iii)	Anything in this Section 12 notwithstanding, if both the Company and the Indemnitee are named as parties or subject to such Proceeding and either party determines with advice of counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the other party or that a material conflict of interest between such parties may exist in respect of such Proceeding, then the Company may decline to assume the defense on behalf of the Indemnitee or the Indemnitee may retain the defense on its own behalf, and, in either such case, after notice to such effect is duly given hereunder to the other party, the Company shall be relieved of its obligation to assume the defense on behalf of the Indemnitee, but shall be required to pay any legal or other expenses including, without limitation, reasonable attorneys' fees and disbursements, incurred by the Indemnitee in such defense.
iv)	If the Company assumes the defense of any such Proceeding, the Indemntiee shall cooperate fully with the Company and shall appear and give testimony, produce documents and other tangible evidence, and otherwise assist the Company in conducting such defense. The Company shall not, without the consent of the Indemnitee, consent to entry of any judgment or enter into any settlement or compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability in respect of such claim or Proceeding. Provided that proper notice is duly given, if the Company shall fail promptly and diligently to assume the defense thereof, then the Indemnitee may respond to, contest and defend against such Proceeding and may make in good faith any compromise or settlement with respect thereto, and recover from the Company the entire cost and expense thereof including, without limitation, reasonable attorneys' fees and disbursements and all amounts paid or foregone as a result of such Proceeding, or the settlement or compromise thereof. The indemnification required hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills or invoices are received or loss, liability, obligation, damage or expense is actually suffered or incurred.

c)	Each of the Company and Consultant acknowledges and agrees that (i) Consultant is entering into this Agreement in his individual capacity and not as an employee or agent of Hospital, and (ii) Hospital is not a party to this Agreement and has no liability or obligation whatsoever hereunder. The provisions of this paragraph shall survive the expiration or earlier termination of this Agreement.

d)	The provisions of this section 12 shall survive the expiration or earlier termination of this Agreement.

13) Termination.

a)	Either party may terminate this Agreement upon not less than 15 days notice in the event of a material breach of this Agreement or material non-performance by the other party, which breach is not cured within 10 days after the giving of written notice to the breaching party specifying the circumstances of such breach.
b)	The Company may terminate this Agreement without further notice to Consultant in the event that Consultant:
i)	is convicted a felony or a violation of any securities laws;
ii)	declares bankruptcy;
iii)	has been grossly negligent in the performance of Services at least three times in any consecutive 30-day period, and Consultant has been notified in writing within 5 days of each such occurrence; or
iv)	has engaged in material and willful or gross misconduct in the performance of Services hereunder.
c)	Either party may terminate this Agreement without cause upon 30 days prior written notice to the other party.

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14) Consequences of Termination. Any termination or expiration of this Agreement, whether or not for cause, shall not affect the obligation of the Company to pay compensation to Consultant that was earned or accrued prior to the date of termination or expiration. Other than as specifically provided for herein, no further fees or payments of any kind shall be owed to Consultant upon or following Termination.

15) Cooperation. The parties shall deal with each other in good faith, good faith meaning honesty in fact and the observance of all commercial standards of fair dealing and usages of trade, which are regularly observed within the industry.

16) No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

17) Arbitration. In the event of dispute or controversy between the parties as to the performance hereof, this Agreement shall be and remain in full force and effect and all terms hereof shall continue to be complied with by both parties, it shall be submitted to two arbitrators, one to be appointed by each, and if those arbitrators do not agree, they shall select a third disinterested and competent person to act with them, and the decision of the three, or a majority of them, shall be final and conclusive. If either party does not appoint an arbitrator as aforesaid within 90 days after receipt of notice to the other that it desires arbitration, which notice shall state the name and address of the arbitrator appointed by such other, and does not within such period furnish to such other party the name and address of the second arbitrator, then the arbitrator first named shall appoint a disinterested and competent arbitrator for the party thus defaulting, and the two arbitrators so appointed shall select a third to act with them as aforesaid and with like effect. Cost of arbitration shall be borne by the Company. Judgment upon the reward rendered may be entered in any court having jurisdiction thereof.

18) Governing Law and Disputes. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without regard to choice of law provisions.

19) Waiver. Any party hereto may waive compliance by the other with any of the terms, provisions and conditions set forth herein; provided, however, that any such waiver shall be in writing specifically setting forth those provisions waived thereby. No such waiver shall be deemed to constitute or imply waiver of any other term, provision or condition of this Agreement.

20) Severability. If and to the extent that any court of competent jurisdiction holds any provision or any part thereof of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

21) Counterpart and Headings. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. All headings in this Agreement are inserted for convenience of reference and shall not affect its meaning or interpretation.

22) Entire Agreement. This Agreement is and shall be considered to be the only agreement or understanding between the parties hereto with respect to the engagement of Consultant by the Company. All negotiations, commitments, and understandings acceptable to both parties have been incorporated herein. No letter, telegram, or communication passing between the parties hereto shall be deemed a part of this Agreement; nor shall it have the effect of modifying or adding to this Agreement unless it is distinctly stated in such letter, telegram, or communication that it is to constitute a part of this Agreement and is to be attached as a rider to this Agreement and is signed by the parties to this Agreement.

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23) Modification of Contract. This Agreement cannot be modified by tender, acceptance or endorsement of any instrument of payment, including check. Any words contained in an instrument of payment modifying this contract, including a waiver or release of any claims, or a statement referring to paying in full is void. This Agreement can only be modified in a separate writing, other than an instrument of payment, signed by the parties.

24) Enforcement. Consultant acknowledges that any remedy at law for breach of Sections 10, 11 or Exhibit D would be inadequate, acknowledges that the Company would be irreparably damaged by an actual or threatened breach thereof, and agrees that the Company shall be entitled to an injunction restraining Consultant from any actual or threatened breach of Section 10, 11 or Exhibit D as well as any further appropriate equitable relief without any bond or other security being required. The Company may pursue enforcement of Sections 10, 11 or Exhibit D by commencing an action at law or in equity without first pursuing arbitration pursuant to Section 17 of this Agreement. In addition to the foregoing, each of the parties hereto shall be entitled to any remedies available in equity or by statute with respect to the breach of the terms of this Agreement by the other party.

25) Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns. This Agreement may not be assigned without the consent of the parties; provided, however, that nothing contained herein shall prevent Consultant from assigning or transferring any of the Shares or Options to any person or entity in accordance with applicable securities laws and regulations.

26) Notices. All notices under this Agreement shall be in writing and shall be sent by certified or registered first class mail, return receipt requested, or shall be personally delivered, or sent by an overnight delivery service such as Federal Express, or shall be transmitted by telefax (provided such telefax message is confirmed by telephonic acknowledgment of receipt or by sending via other authorized means a confirmation copy of such notice) addressed to the parties at their respective last known business addresses.

27) Use of Name. Neither the name of the Consultant nor that of Hospital, nor Partners HealthCare System, Inc., nor any variation thereon nor adaptation thereof may be used in any advertising, promotional or sales literature, or other publicity without the prior written approval of the party whose name is to be used. The provisions of this paragraph shall survive the expiration or earlier termination of this Agreement.

Agreed to this 1st day of July, 2006.

VIRAL GENETICS, INC.	ERIC S. ROSENBERG, MD

By: /s/ Haig Keledjian	/s/ Eric S. Rosenberg MD
President